Exhibit 99.1

Investor Contact Information:
Anthony Cosentino
Executive Vice President
Chief Financial Officer
419.785.3663
Tony.Cosentino@thebank-sbt.com

Rurban Financial Corp. Declares $0.025 Quarterly Cash Dividend on Common Stock

Reinstates Dividend at 1.1% Current Annual Yield

Defiance, OH, March 4, 2013 – Rurban Financial Corp. (NASDAQ: RBNF) ("Rurban") announced today that on March 4, 2013, its board of directors declared a quarterly cash dividend of $0.025 per common share, payable on April 3, 2013, to shareholders of record as of March 19, 2013. This is the first dividend paid since quarterly cash dividends were suspended in the fourth quarter of 2009.

The dividend follows the termination of the regulatory consent order by the Board of Governors of the Federal Reserve System as of February 8, 2013 with respect to Rurban and its nonbank data services subsidiary, RDSI Banking Systems.

"This dividend represents another landmark for Rurban, and is a reflection of our many key successes over the past couple of years," said Mark Klein, President and CEO of Rurban Financial Corp. "We have just completed our most profitable quarter in nearly ten years, reflecting improved performance across-the-board and an enhanced capital position that has provided us the opportunity to reinstate a return to our shareholders in the form of cash dividends. The resumption of our dividend program illustrates the confidence shared by our board and management team in Rurban’s future.”

About Rurban Financial Corp.

Based in Defiance, Ohio, Rurban Financial Corp. is a financial services holding company with two wholly-owned operating subsidiaries: The State Bank and Trust Company (State Bank) and RDSI Banking Systems (RDSI). State Bank operates through 17 banking centers in seven Northwestern Ohio counties, and one center in Fort Wayne, Indiana; as well as three loan production offices: two in Columbus, Ohio and one in Angola, Indiana. The Bank offers a full range of financial services for consumers and small businesses, including wealth management, mortgage banking, commercial and agricultural lending. RDSI provides item processing services to community banks located in the Midwest. Rurban's common stock is listed on the NASDAQ Global Market under the symbol RBNF.

Forward-Looking Statements

Certain statements within this document, which are not statements of historical fact, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties and actual results may differ materially from those predicted by the forward-looking statements. These risks and uncertainties include, but are not limited to, risks and uncertainties inherent in the national and regional banking, insurance and mortgage industries, competitive factors specific to markets in which Rurban and its subsidiaries operate, future interest rate levels, legislative and regulatory actions, capital market conditions, general economic conditions, geopolitical events, the loss of key personnel and other factors.

Additional factors that could cause results to differ materially from those described above can be found in Rurban's 2011 Annual Report on Form 10-K and documents subsequently filed by Rurban with the Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made, and Rurban undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made except as required by law. All subsequent written and oral forward-looking statements attributable to Rurban or any person acting on its behalf are qualified by these cautionary statements.